Exhibit 99.1

Charles River Announces Second-Quarter 2011 Results from Continuing Operations

– Sales of $288.3 Million –

– GAAP Earnings per Share of $0.66
and Non-GAAP Earnings per Share of $0.70 –

– Raises 2011 Sales and EPS Guidance –

WILMINGTON, Mass.--(BUSINESS WIRE)--August 2, 2011--Charles River Laboratories International, Inc. (NYSE: CRL) today reported its results for the second quarter of 2011. For the quarter, net sales from continuing operations were $288.3 million, effectively unchanged from $288.6 million in the second quarter of 2010. Foreign currency translation benefited the reported sales by 4.3%. Sales increased in the Research Models and Services (RMS) segment, but declined in the Preclinical Services (PCS) segment.

On a GAAP basis, net income from continuing operations for the second quarter of 2011 was $34.2 million, or $0.66 per diluted share, compared to $15.2 million, or $0.24 per diluted share, for the second quarter of 2010. The second-quarter 2011 GAAP results benefited from a $7.7 million gain ($0.15 per share both before and after tax) on the settlement of a life insurance policy for a former officer of the Company. The second quarter of 2010 included costs totaling $8.3 million pre-tax ($5.5 million, or $0.08 per share after tax), associated with the evaluation of acquisitions that were not incurred in 2011. The net accretion from stock repurchases since August 2010 also benefited the second-quarter results.

On a non-GAAP basis, net income from continuing operations was $35.9 million for the second quarter of 2011, compared to $32.9 million for the same period in 2010, an increase of 9.2%. Second-quarter diluted earnings per share on a non-GAAP basis were $0.70, an increase of 40.0% compared to $0.50 per share in the second quarter of 2010. The non-GAAP results benefited from higher sales and operating income in the RMS segment (due in part to foreign exchange), the impact of cost-savings actions implemented in the fourth quarter of 2010 and stock repurchases.

James C. Foster, Chairman, President and Chief Executive Officer, said, “The RMS segment’s robust second-quarter performance, combined with operating efficiencies generated by our cost-savings initiatives and the benefit of our stock repurchase program, drove an impressive 40% increase in non-GAAP earnings per share.”

“PCS sales declined slightly on a sequential basis, but we do not believe this result was reflective of a fundamental change in demand or pricing. Our continuing discussions with our large pharmaceutical clients suggest that they are increasingly comfortable with outsourcing, and in fact, are looking to outsource services which were previously considered core capabilities. One example of this trend is evident in sales for our Research Model Services businesses, which increased in both the first and second quarters of 2011.”

“We have raised our 2011 sales and earnings per share guidance to reflect our strong first-half performance. Our guidance assumes that normal RMS seasonality and the addition of a 53rd week will create significant operating margin headwinds in the second half of the year. However, we are very pleased with the second-quarter performance and our outlook for the year.”

The Company reports results from continuing operations, which excludes results of the Phase I clinical business that was divested on March 28, 2011. The Phase I business is reported as a discontinued operation.

Second-Quarter Segment Results

Research Models and Services (RMS)

Net sales for the RMS segment were $178.2 million in the second quarter of 2011, an increase of 6.6% from $167.1 million in the second quarter of 2010. Foreign currency translation benefited the sales growth rate by 5.3%. Excluding the effect of foreign exchange, RMS sales increased by 1.3%, primarily driven by higher sales of Other Products, which includes the In Vitro and Avian businesses.

In the second quarter of 2011, the RMS segment’s GAAP operating margin was 31.3% compared to 28.3% for the second quarter of 2010. On a non-GAAP basis, the operating margin increased to 32.6% from 29.1% in the second quarter of 2010. The significant operating margin improvement was primarily attributable to sales volume leverage, as well as efficiencies derived from cost-savings actions.

Preclinical Services (PCS)

Second-quarter 2011 net sales from continuing operations for the PCS segment were $110.1 million, a decrease of 9.3% from $121.5 million in the second quarter of 2010. The PCS sales decline was due primarily to continued soft demand from our large pharmaceutical clients, as well as the impact of sales mix, which continues to be more heavily weighted towards short-term studies. Foreign currency translation benefited the sales growth rate by 2.9%.

The second-quarter 2011 GAAP operating margin increased to 7.2% from 5.4% in the same period in 2010. On a non-GAAP basis, the operating margin improved to 14.0% from 13.4% in the second quarter of 2010. The operating margin improvement was primarily attributable to cost-savings actions.

Stock Repurchase Update

On May 16, 2011, the Company completed its $150 million Accelerated Stock Repurchase (ASR) program. The Company repurchased a total of 3.8 million shares under the ASR program, nearly all of which were received upon initiation of the program in February 2011. Following the completion of the program, the Company repurchased approximately 0.5 million shares under a 10b5-1 trading plan in the second quarter of 2011 for $20.5 million. As of June 25, 2011, Charles River had $205.0 million remaining on its $750 million stock repurchase authorization.

Six-Month Results

For the first six months of 2011, net sales decreased by 1.2% to $574.1 million from $580.9 million in the same period in 2010. Foreign currency translation benefited net sales growth by 2.5%.

On a GAAP basis, net income from continuing operations for the first half of 2011 was $69.5 million, or $1.30 per diluted share, compared to $32.6 million, or $0.50 per diluted share, for the same period in 2010.

On a non-GAAP basis, net income from continuing operations for the first half of 2011 was $69.1 million, or $1.30 per diluted share, compared to $62.2 million, or $0.94 per diluted share, for the same period in 2010.

Research Models and Services (RMS)

For the first six months of 2011, RMS net sales were $351.5 million, an increase of 3.6% from $339.3 million in the same period in 2010. Foreign currency translation benefited net sales growth by 3.0%. On a GAAP basis, the RMS segment operating margin was 30.6% in the first half of 2011, compared to 28.7% for the prior-year period. On a non-GAAP basis, the operating margin was 31.9% in the first half of 2011, compared to 29.8% for the same period in 2010.

Preclinical Services (PCS)

For the first six months of 2011, PCS net sales were $222.6 million, a decrease of 7.9% from $241.5 million in the same period in 2010. Foreign currency translation benefited net sales growth by 1.9%. On a GAAP basis, the PCS segment operating margin was 7.7% in the first half of 2011, compared to 2.9% for the prior-year period. On a non-GAAP basis, the operating margin was 14.0% in the first half of 2011, compared to 11.6% for the same period in 2010.

Items Excluded from Non-GAAP Results

Items excluded from non-GAAP results in the second quarter of 2011 and 2010 were as follows:

($ in millions)	2Q11	2Q10
Amortization of intangible assets	$5.8	$5.5
Severance related to cost-savings actions	0.9	2.1
Impairment and other charges (1)	0.5	(0.0)
Adjustment of contingent consideration related to acquisitions	(1.2)	--
Operating losses for PCS China, Massachusetts and Arkansas	2.7	3.5
Costs associated with evaluation of acquisitions	--	8.3
Gain on settlement of life insurance policy	(7.7)	--
Fees and tax costs associated with corporate subsidiary restructuring and repatriation	1.0	2.7
Convertible debt accounting	3.4	3.2

(1) In the second quarter of 2011, these items were related primarily to an asset impairment associated with the Company’s RMS large model operations and a gain related to the disposition of its RMS Discovery Services facility in Michigan.

Items excluded from non-GAAP results in the first half of 2011 and 2010 were as follows:

($ in millions)	1H11	1H10
Amortization of intangible assets	$11.2	$12.2
Severance related to cost-savings actions	1.4	4.8
Impairment and other charges (1)	0.9	0.9
Adjustment of contingent consideration related to acquisitions	(1.2)	--
Operating losses for PCS China, Massachusetts and Arkansas	5.4	7.0
Costs associated with evaluation of acquisitions	--	8.4
Gain on settlement of life insurance policy	(7.7)	--
Fees and tax costs associated with corporate subsidiary restructuring and repatriation	1.0	2.7
Convertible debt accounting	6.7	6.3
Tax benefit related to disposition of Phase I clinical business	(11.1)	--

(1) In the first half of 2011, these items were related primarily to an asset impairment associated with the Company’s RMS large model operations and a gain related to the disposition of its RMS Discovery Services facility in Michigan, as well as exiting a defined benefit plan in RMS Japan. In the first half of 2010, these items were related primarily to an asset impairment associated with the Company’s planned disposition of its PCS facility in Arkansas.

2011 Guidance

The Company is increasing its forward-looking guidance based on continuing operations for 2011, which was originally provided on December 14, 2010 and updated on May 3, 2011. The Company has raised its guidance to reflect its strong first-half performance, particularly in the RMS segment. The revised guidance assumes stable revenue trends for the second half of the year, although RMS sales are expected to reflect normal seasonality. The RMS operating margin in the second half of 2011 will be pressured by seasonality and the effect of a 53rd week in the fourth quarter, which is characterized by light sales but normal costs. The increase in sales guidance is due primarily to foreign currency translation, which is now expected to benefit 2011 sales growth by up to 2% compared to 2010.

2011 GUIDANCE (from continuing operations)	REVISED	PRIOR
Net sales growth	Slightly Higher	Approx. Flat
GAAP EPS estimate	$2.11 - $2.21	$1.81 - $2.01
Amortization of intangible assets	$0.29	$0.27
Severance costs and operating losses (1)	$0.13	$0.12
Impairment and other charges (2)	$0.02	$0.03
Convertible debt accounting	$0.18	$0.18
Gain on settlement of life insurance policy	($0.14)	--
Tax benefit related to disposition of Phase I clinical business	($0.21)	($0.21)
Non-GAAP EPS estimate	$2.38 - $2.48	$2.20 - $2.40

(1) These items include severance costs associated with the Company’s fourth-quarter 2010 actions, as well as operating losses primarily attributable to the suspension of operations at its PCS facility in Massachusetts and the closure of its PCS facility in China.

(2) These items were related primarily to: (i) an asset impairment associated with the Company’s RMS large model operations; (ii) costs associated with corporate legal entity restructuring; (iii) exiting a defined benefit plan in RMS Japan; (iv) an adjustment of contingent consideration related to acquisitions; and (v) a gain related to the disposition of its RMS Discovery Services facility in Michigan.

Webcast

Charles River Laboratories has scheduled a live webcast on Wednesday, August 3, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations of non-GAAP financial measures to comparable GAAP financial measures on the website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude the amortization of intangible assets and other charges related to our acquisitions, expenses associated with evaluating acquisitions, charges and operating losses attributable to our businesses we plan to close or divest, severance costs associated with our cost-savings actions, taxes associated with the disposition of our Phase I clinical business, adjustments related to contingent consideration related to our acquisitions, a gain recognized upon the settlement of a life insurance policy of a former officer, fees and taxes associated with corporate subsidiary restructuring and repatriation, and the additional interest recorded as a result of the adoption in 2009 of an accounting standard related to our convertible debt accounting which increased interest and depreciation expense. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding our projected 2011 financial performance including sales and earnings per share; the future demand for drug discovery and development products and services (particularly in light of the challenging economic environment); including our expectations for stable revenue trends for the remainder of 2011; the development and performance of our services and products; market and industry conditions including the outsourcing of these services and present spending trends by our customers; the impact of specific actions intended to more accurately align our infrastructure to the current operating environment, and to improve overall operating efficiencies and profitability; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales and foreign exchange impact. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate businesses we acquire; the ability to execute our cost-savings actions on an effective and timely basis (including divestitures and site closures); the timing and magnitude of our share repurchases; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 23, 2011, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts. Our approximately 7,500 employees worldwide are focused on providing clients with exactly what they need to improve and expedite the discovery, early-stage development and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Total net sales	$288,263	$288,592	$574,106	$580,879
Cost of products sold and services provided	181,943	187,828	365,148	380,910
Gross margin	106,320	100,764	208,958	199,969
Selling, general and administrative	47,209	65,240	102,216	127,571
Amortization of intangibles	5,797	5,539	11,177	12,219
Operating income	53,314	29,985	95,565	60,179
Interest income (expense)	(10,101)	(6,847)	(19,753)	(12,498)
Other income (expense)	(408)	(734)	(345)	(1,202)
Income from continuing operations before income taxes	42,805	22,404	75,467	46,479
Provision (benefit) for income taxes	8,649	7,170	5,934	13,907
Income from continuing operations, net of tax	34,156	15,234	69,533	32,572
Discontinued operations, net of tax	(1,732)	(1,139)	(5,677)	(1,477)
Net income	32,424	14,095	63,856	31,095
Noncontrolling interests	(106)	359	(203)	741
Net income attributable to common shareowners	$32,318	$14,454	$63,653	$31,836

Earnings per common share
Basic:
Continuing operations	$0.67	$0.24	$1.32	$0.51
Discontinued operations	$(0.03)	$(0.02)	$(0.11)	$(0.02)
Net	$0.63	$0.22	$1.21	$0.49
Diluted:
Continuing operations	$0.66	$0.24	$1.30	$0.50
Discontinued operations	$(0.03)	$(0.02)	$(0.11)	$(0.02)
Net	$0.63	$0.22	$1.20	$0.48

Weighted average number of common shares outstanding
Basic	50,991,731	65,289,617	52,464,839	65,381,634
Diluted	51,680,737	65,874,284	53,152,005	66,017,118

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands)

	June 25, 2011	December 25, 2010
Assets
Current assets
Cash and cash equivalents	$145,831	$179,160
Trade receivables, net	212,422	192,972
Inventories	100,533	100,297
Other current assets	89,194	76,603
Current assets of discontinued businesses	272	3,862
Total current assets	548,252	552,894
Property, plant and equipment, net	743,450	752,657
Goodwill, net	202,429	198,438
Other intangibles, net	113,028	121,236
Deferred tax asset	41,962	45,003
Other assets	55,141	62,323
Long-term assets of discontinued businesses	1,163	822
Total assets	$1,705,425	$1,733,373

Liabilities and Equity
Current liabilities
Current portion of long-term debt & capital leases	$57,994	$30,582
Accounts payable	33,092	30,627
Accrued compensation	53,580	48,918
Deferred revenue	59,045	66,905
Accrued liabilities	58,567	59,369
Other current liabilities	13,822	20,095
Current liabilities of discontinued businesses	1,003	3,284
Total current liabilities	277,103	259,780
Long-term debt & capital leases	731,418	670,270
Other long-term liabilities	103,283	114,596
Long-term liabilities of discontinued businesses	2,994	-
Total liabilities	1,114,798	1,044,646
Non-controlling interests	1,537	1,304
Total equity	590,627	688,727
Total liabilities and equity	$1,705,425	$1,733,373

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010
Research Models and Services
Net sales	$178,163	$167,140	$351,534	$339,345
Gross margin	78,307	71,346	152,146	145,625
Gross margin as a % of net sales	44.0%	42.7%	43.3%	42.9%
Operating income	55,691	47,258	107,433	97,242
Operating income as a % of net sales	31.3%	28.3%	30.6%	28.7%
Depreciation and amortization	9,318	8,811	18,587	18,532
Capital expenditures	4,010	6,245	8,413	11,205

Preclinical Services
Net sales	$110,100	$121,452	$222,572	$241,534
Gross margin	28,013	29,418	56,812	54,344
Gross margin as a % of net sales	25.4%	24.2%	25.5%	22.5%
Operating income	7,875	6,509	17,181	6,938
Operating income as a % of net sales	7.2%	5.4%	7.7%	2.9%
Depreciation and amortization	12,498	14,114	24,494	27,973
Capital expenditures	2,650	2,187	5,037	6,520

Unallocated Corporate Overhead	$(10,252)	$(23,782)	$(29,049)	$(44,001)

Total
Net sales	$288,263	$288,592	$574,106	$580,879
Gross margin	106,320	100,764	208,958	199,969
Gross margin as a % of net sales	36.9%	34.9%	36.4%	34.4%
Operating income	53,314	29,985	95,565	60,179
Operating income as a % of net sales	18.5%	10.4%	16.6%	10.4%
Depreciation and amortization	21,816	22,925	43,081	46,505
Capital expenditures	6,660	8,432	13,450	17,725

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED) (1)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010
Research Models and Services
Net sales	$178,163	$167,140	$351,534	$339,345
Operating income	55,691	47,258	107,433	97,242
Operating income as a % of net sales	31.3%	28.3%	30.6%	28.7%
Add back:
Amortization related to acquisitions	1,699	1,324	3,406	3,724
Severance related to cost-savings actions	213	-	442	-
Impairment and other charges (2)	478	-	941	-
Operating income, excluding specified charges (Non-GAAP)	$58,081	$48,582	$112,222	$100,966
Non-GAAP operating income as a % of net sales	32.6%	29.1%	31.9%	29.8%

Preclinical Services
Net sales	$110,100	$121,452	$222,572	$241,534
Operating income	7,875	6,509	17,181	6,938
Operating income as a % of net sales	7.2%	5.4%	7.7%	2.9%
Add back:
Amortization related to acquisitions	4,098	4,216	7,771	8,495
Severance related to cost-savings actions	727	2,118	984	4,774
Impairment and other charges (2)	-	(41)	-	945
Operating losses for PCS China, PCS Massachusetts and PCS Arkansas	2,660	3,482	5,306	6,953
Operating income, excluding specified charges (Non-GAAP)	$15,360	$16,284	$31,242	$28,105
Non-GAAP operating income as a % of net sales	14.0%	13.4%	14.0%	11.6%

Unallocated Corporate Overhead	$(10,252)	$(23,782)	$(29,049)	$(44,001)
Add back:
Severance related to cost-savings actions	(40)	25	(34)	41
Impairment and other charges (2)	-	-	-	-
Adjustment of contingent consideration related to acquisitions	(1,206)	-	(1,206)	-
Costs related to PCS China	-	-	141
Costs associated with the evaluation of acquisitions	-	7,280	-	7,397
Gain on settlement of life insurance policy	(7,710)	-	(7,710)	-
Costs associated with corporate legal entity restructuring	983	-	983
Convertible debt accounting (3)	54	54	107	107
Unallocated corporate overhead, excluding specified charges (Non-GAAP)	$(18,171)	$(16,423)	$(36,768)	$(36,456)

Total
Net sales	$288,263	$288,592	$574,106	$580,879
Operating income	53,314	29,985	95,565	60,179
Operating income as a % of net sales	18.5%	10.4%	16.6%	10.4%
Add back:
Amortization related to acquisitions	5,797	5,540	11,177	12,219
Severance related to cost-savings actions	900	2,143	1,392	4,815
Adjustment of contingent consideration related to acquisitions	(1,206)	-	(1,206)	-
Impairment and other charges (2)	478	(41)	941	945
Operating losses for PCS China, PCS Massachusetts and PCS Arkansas	2,660	3,482	5,306	6,953
Costs related to PCS China	-	-	141	-
Costs associated with the evaluation of acquisitions	-	7,280	-	7,397
Gain on settlement of life insurance policy	(7,710)	-	(7,710)	-
Costs associated with corporate legal entity restructuring	983	-	983	-
Convertible debt accounting (3)	54	54	107	107
Operating income, excluding specified charges (Non-GAAP)	$55,270	$48,443	$106,696	$92,615
Non-GAAP operating income as a % of net sales	19.2%	16.8%	18.6%	15.9%

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.
(2)	The three and six months ended June 25, 2011 included items related primarily to an asset impairment associated with the Company's RMS large model operations and a gain related to the disposition of its RMS Discovery Services facility in Michigan. Additionally, the six months ended June 25, 2011 also included costs associated with exiting a defined benefit plan in RMS Japan. The six months ended June 26, 2010 included items related primarily to an asset impairment associated with the Company's planned disposition of its PCS facility in Arkansas.
(3)	Includes the impact of convertible debt accounting adopted at the beginning of 2009, which increased depreciation expense.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS (1)
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Net income attributable to common shareholders	$32,318	$14,454	$63,653	$31,836
Less: Discontinued operations	1,732	1,139	5,677	1,477
Net income from continuing operations	34,050	15,593	69,330	33,313
Add back:
Amortization related to acquisitions	5,797	5,540	11,177	12,219
Severance related to cost-savings actions	900	2,143	1,392	4,815
Impairment and other charges (2)	478	(41)	941	945
Adjustment of contingent consideration related to acquisitions	(1,206)	-	(1,206)	-
Operating losses for PCS China, PCS Massachusetts and PCS Arkansas	2,660	3,482	5,447	6,953
Costs associated with the evaluation of acquisitions	-	8,313	-	8,430
Gain on settlement of life insurance policy	(7,710)	-	(7,710)	-
Fees and tax costs associated with corporate subsidiary restructuring and repatriation	983	2,690	983	2,690
Convertible debt accounting, net (3)	3,387	3,166	6,720	6,282
Tax benefit from disposition of Phase 1 clinical business	-	-	(11,111)	-
Tax effect	(3,419)	(7,994)	(6,901)	(13,399)
Net income, excluding specified charges (Non-GAAP)	$35,920	$32,892	$69,062	$62,248

Weighted average shares outstanding - Basic	50,991,731	65,289,617	52,464,839	65,381,634
Effect of dilutive securities:
Stock options and contingently issued restricted stock	689,006	584,667	687,166	635,484
Warrants	-	-	-	-
Weighted average shares outstanding - Diluted	51,680,737	65,874,284	53,152,005	66,017,118

Basic earnings per share	$0.63	$0.22	$1.21	$0.49
Diluted earnings per share	$0.63	$0.22	$1.20	$0.48

Basic earnings per share, excluding specified charges (Non-GAAP)	$0.70	$0.50	$1.32	$0.95
Diluted earnings per share, excluding specified charges (Non-GAAP)	$0.70	$0.50	$1.30	$0.94

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.
(2)	The three and six months ended June 25, 2011 included items related primarily to an asset impairment associated with the Company's RMS large model operations and a gain related to the disposition of its RMS Discovery Services facility in Michigan. Additionally, the six months ended June 25, 2011 also included costs associated with exiting a defined benefit plan in RMS Japan. The six months ended June 26, 2010 included items related primarily to an asset impairment associated with the Company's planned disposition of its PCS facility in Arkansas.
(3)	The three and six months ended June 25, 2011 include the impact of convertible debt accounting adopted at the beginning of 2009, which increased interest expense by $3,333 and $6,613 and depreciation expense by $53 and $107, respectively. The three and six months ended June 26, 2010 include the impact of convertible debt accounting which increased interest expense by $3,113 and $6,175 and depreciation expense by $53 and $107, respectively.

CONTACT:
Charles River Laboratories International, Inc.
Investor Contact:
Susan E. Hardy, 781-222-6190
Corporate Vice President, Investor Relations
susan.hardy@crl.com
or
Media Contact:
Amy Cianciaruso, 781-222-6168
Director, Public Relations
amy.cianciaruso@crl.com